Exhibit 10.8

MINERAL LEASE AGREEMENT

THIS AGREEMENT is made effective as of the 23 day of May, 2005 (the “Effective Date”), regardless of the actual date of execution, by and between TIMBERLINE RESOURCES CORPORATION,  an Idaho corporation, hereinafter designated as "TRC", and SNOWSHOE MINING COMPANY, an Idaho corporation, hereinafter designated as "Owner.”   TRC and Owner may be referenced jointly in this Agreement as the “Parties” or singly as a “Party.”

WHEREAS, Owner owns and is in exclusive possession of the patented lode mining claims situated in Shoshone County, Idaho, known as the Snowshoe group, Mineral Survey 2224, which mining claims (hereinafter referred to as the "Property”) are more fully described in Exhibit "A" attached hereto  and are depicted on the map attached as Exhibit “B” hereto; and

WHEREAS, as contemplated by that certain Letter of Intent dated April 18, 2005 between the Parties (the “Letter of Intent”), TRC and the Owner desire to enter into an Agreement whereby TRC shall have the exclusive right and privilege to explore for, develop, and mine any ores, minerals, and material on or under the Property,  all on the terms and conditions as hereunder set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein expressed, the Parties agree as follows:

1.

PROPERTY DESCRIPTION; AREA OF INTEREST; RELINQUISHMENT

1.1.

Property Description.  The Property that is the subject of this Agreement is comprised of the Snowshoe group of patented lode mining claims, Mineral Survey 2224, located in Shoshone County, Idaho, which are described in Exhibit “A” attached hereto and depicted on the map attached hereto as Exhibit “B.”

1.2

Relinquishment.  At any time and from time to time during the term of this Agreement, TRC may relinquish to Owner portions of the Property (the “Relinquished Property”) by delivering to Owner a quitclaim deed of TRC’s rights, titles and interests in the Relinquished Property under this Agreement.  Upon delivery of such deed, all of TRC’s right, title, interest and obligations with respect to the Relinquished Property shall terminate, except that TRC shall perform its reclamation obligations under Section 11.3.

2.

WARRANTIES AND REPRESENTATIONS

2.1

Owner’s Warranties and Representations.  Owner represents and warrants to TRC that:

(a)

Owner is a corporation duly incorporated and validly existing under the laws of the State of Idaho;

(b)

Owner has the full right, power and authority to execute, deliver and perform this Agreement on the terms set forth herein; such execution, delivery and performance shall not violate any provision of Owner’s articles or bylaws or any other contract, commitment or agreement to which Owner is a party; and such execution, delivery and performance has been duly authorized by all necessary corporate action;

(c)

Except as otherwise set forth in Exhibit “A,” Owner owns the entire undivided interest in, and has the exclusive possession of, the Property, and title to the Property is free and clear of all liens and encumbrances and of all claims and demands whatsoever.  Owner agrees not to encumber title to the Property while this Agreement is in effect;

(d)

There is no judgment outstanding and no litigation, action, proceeding or governmental investigation is pending or threatened, against Owner or the Property, that would have an adverse effect on the title or interest thereof, nor has any communication been received asserting or threatening any adverse claim to any part of the Property;

(e)

To the best of its knowledge, and except as permissible under applicable federal, state and local laws, rules, regulations, and ordinances (collectively, “Laws”), there has never been:  (i) any material release, spill, discharge, leak, emission, escape, or dumping of any kind of any toxic or hazardous wastes or substances from, on, in or under the Property or into any environment surrounding the Property; (ii) any material disposal of toxic or hazardous waste or substances on the Property or related to the Property; and (iii) any material storage or treatment of toxic or hazardous waste or substances on, at, or related to the Property;

(f)

To the best of its knowledge, there is and has been no violation of any applicable Law, including, without limitation, mining and environmental Laws with respect to or concerning the conduct of operations upon the Property,;

(g)

There are no existing mineral production royalties or other payments of any kind that are payable with respect to the Property or any ores, minerals and mineral resources or anything else of value that may be mined and produced from the Property; and

(h)

Any and all taxes and assessments that have been levied or assessed against, upon or in connection with the Property that are due and owing have been paid.

2.2

TRC’s Warranties and Representations.  TRC represents and warrants to Owner that:

(a)

TRC is a corporation duly incorporated and validly existing under the laws of the State of Idaho; and

(b)

TRC has the full right, power and authority to execute, deliver and perform this Agreement on the terms set forth herein; such execution, delivery and performance shall not violate any provision of TRC’s articles or bylaws or any other contract, commitment or agreement to which TRC is a party; and such execution, delivery and performance has been duly authorized by all necessary corporate action.

3.

TERM

The term of this Agreement shall be for a period of ten (10) years from the effective date hereof (the “Initial Term”) unless sooner terminated under the provisions of Section 12. Owner grants TRC the right to renew this Agreement for an additional ten (10) year period, or for as long as TRC explores or mines the Property, whichever is longer (the “Renewal Term”).  TRC may exercise its right to renew this Agreement by written notice to Owner given at any time prior to expiration of the Initial Term.  The Renewal Term shall be extended for all periods of force majeure, as provided in Section 12.

4.

GRANT OF EXPLORATION AND MINING PRIVILEGE

4.1

Grant.  Owner hereby grants to TRC, for the term specified in Section 3, a lease of the Property, including the exclusive right and privilege to explore, occupy, prospect for and mine and remove Minerals (defined in Section 4.2) and Mineral deposits contained upon or within the Property.    For purposes of the rights granted to TRC by the Owner under this Agreement, the Property includes the surface and subsurface of the Property listed in Exhibit “A”, all veins, lodes and all Minerals contained within the Property, and all right, title and interest of Owner in an to all options, contracts, licenses, rights-of-way, water rights and other rights, reserved or granted in, on, upon or pertaining to the Property.

4.2

Definitions.  As used in this Section 4 and elsewhere in this Agreement, the following terms shall have the meanings assigned in this Section 4.2:

"Explore," “Exploration,” or "Prospect" shall have reference to entering and conducting all means and methods of search above and below the surface, with or without machinery and equipment, including, but without being limited to:

a)

Conducting geologic, geophysical, geochemical, and other exploration studies and tests.

b)

Digging or excavating pits, adits, shafts, and other types of excavation.

c)

Drilling test holes.

d)

Excavating drill hole sites, sumps, and mud pits.

e)

Constructing roads reasonably required for ingress, egress, access to work and camp sites, and communication.

f)

Extracting and removing samples in non-commercial quantities for the purpose of collecting information and making analyses and tests.

g)

Building camp and other facilities to service exploration operations.

“Mine” shall mean the mining, extracting, producing, handling, milling or other processing of minerals, and shall include (without limitation) all preparation (other than Exploration) for the removal and recovery of Minerals, including the construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of minerals.

“Minerals” shall mean all base and precious metals, including without limitation copper, lead, zinc, gold, silver, platinum, platinum-group metals, tungsten, antimony, mercury, molybdenum and all other mineral elements and mineral compounds, mineral substances, metals, ore, and ore-bearing materials, and geothermal resources (except fissionable materials, gas, oil, coal, and other hydrocarbons) whether the same are known to exist on the Property or are after the Effective Date discovered on the Property and regardless of the method of extraction, mining, or processing the same, whether known to exist or invented or developed after the Effective Date.

5.

PAYMENTS TO OWNER

5.1

Advance Minimum Royalties.  Owner acknowledges the receipt from TRC of the sum of Eight Thousand Dollars ($8,000.00) upon mutual execution of this Agreement, which sum shall be deemed to be an advance minimum royalty payment for all purposes of this Agreement.  In addition, unless this Agreement has been terminated prior to the dates set forth below, TRC agrees to pay Owner, as advance minimum royalty, the following sums on or before the following due dates:

Due Date

Advance Minimum Royalty

May 1, 2006

           $8,000

May 1, 2007

         $10,000

May 1, 2008

         $10,000

May 1, 2009 and

 Annually thereafter

         $15,000

All advance minimum royalties paid under this Section 5.1 shall be applied as an advance, and shall be fully creditable, against production royalties that may become due Owner under Section 6  of this Agreement regardless of whether such production royalties accrue or are made in the same or any subsequent Lease Year as the Lease Year in which the advance minimum royalty is paid.  As used in this Agreement, “Lease Year” refers to the 365 or 366 (in the case of a leap year) day period commencing on May 1 of each year during the term of this Agreement and expiring on April 30 of the following year.

Notwithstanding anything to the contrary expressed or implied in this Agreement,  in the event this Agreement is terminated as provided in Section 12, TRC shall have no obligation to pay any advance minimum royalties  that become due after this Agreement has been terminated.

5.2.

Payment.  Advance minimum royalties shall be deemed paid by TRC when its check therefore is made payable to and mailed to the persons specified in Section 15 hereof (or the agent designated as provided in Section 15) at the address then in effect hereunder.

6.

ROYALTIES

6.1

Production Royalty.  TRC agrees to pay to Owner, as a production royalty, Three Percent (3%) of the Net Smelter Returns (defined in Section 6.2 below) upon all Minerals mined and removed from the Property (other than those removed in non-commercial quantities for testing and sampling purposes, including without limitation for bulk samples, assays, geochemical analyses, amenability to milling and recovery determinations, pilot plant tests and test trommel operations unless and until the same are subsequently sold.

6.2

Net Smelter Returns.  The term "Net Smelter Returns" as used herein shall mean the actual sale proceeds received by TRC from the sale of Minerals or concentrates to a smelter, refinery or other processor (as reported on the smelter settlement sheet) less the following expenses actually incurred and borne by TRC:  (a) sales, use, gross receipts, severance, and other taxes, if any, payable with respect to the severance, production, removal, sale or disposition of the Minerals from the Property, but excluding any taxes on net income, unless already deducted by the purchaser; (b) the actual costs of freighting or transporting said ores, metals, minerals, and concentrates from the mine or mill to the point of sale (including, without limitation, costs of loading transporting and insuring the ores, metals, minerals and concentrates in transit),  unless already deducted by the purchaser, and (c) all charges and costs of and relating to milling, smelting and refining (including, without limitation,  processing, sampling, assaying, and weighing charges), unless already deducted by the purchaser.  In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by TRC, charges, costs and penalties for such operations shall mean the amount that TRC would have incurred if such operations were carried out at facilities not owned or controlled by TRC then offering comparable services for comparable products on prevailing terms.

6.3

Payments.

A.

Generally.  Royalty payments shall be made by TRC on or before the last day of each calendar month by TRC for all Minerals sold during the preceding calendar month by TRC.  Royalty or other payments under this Agreement shall be deemed made by TRC when its check therefore is made payable to and mailed to the persons specified in Section 15 hereof (or the agent designated as provided in Section 15) at the address then in effect hereunder.

B.

 Provisional Payments.  In the event that any Royalty becomes due and payable hereunder prior to final settlement with a smelter, refiner or other bona fide purchaser, or prior to TRC’s final determination, in accordance with Section 6.4, of all of the facts necessary to calculate the amount of Royalty payable to Owner with respect to commingled Minerals, then TRC shall pay to Owner a provisional Royalty based upon TRC's then current estimates of such facts and the preliminary settlement with the smelter, refiner or other bona fide purchaser. Payments of provisional Royalty shall be subject to subsequent adjustment in accordance with Section 6.3.C.

C. Adjustments.  In the event that TRC determines that any Royalty payment made pursuant to this Agreement was underpaid or overpaid, then TRC shall correct such overpayment or underpayment by adjustment to the amount of any subsequent payment.

D. Statement. At such time as TRC makes any payment of Royalty or provisional Royalty to Owner, TRC shall provide Owner brief written statement setting forth the manner in which such payment of Royalty or provisional Royalty was calculated.

6.4

Audits.  All Royalty payments made during each calendar year shall be considered final and in full satisfaction of all obligations of TRC with respect thereto, unless Owner gives TRC written notice describing and setting forth a specific objection to the determination thereof within sixty (60) days following the end of the calendar year during which such Royalty payments were paid. During the sixty (60) days period, Owner shall have the right, upon reasonable notice and at a reasonable time, to have TRC’s accounts and records relating to the calculation of the Royalty paid during such calendar year audited by an independent certified public accountant acceptable to Owner and TRC.  If such audit determines that there has been a deficiency or an excess in the payment(s) made to Owner, such deficiency or excess shall be resolved by adjusting the next monthly Royalty payment due hereunder, or by direct payment if no monthly Royalty payment follows the audit determination, or such payment is insufficient to fully adjust for such deficiency or excess.  Owner shall pay all costs of such audit unless a deficiency of ten percent (10%) or more of the amount due to Owner is determined to exist.  TRC shall pay the costs of such audit if a deficiency of ten percent (10%) or more of the amount due to Owner is determined to exist.  All books and records used by TRC to calculate Royalty due hereunder shall be kept in accordance with GAAP, consistently applied.  Failure on the part of Owner to make a claim on TRC for adjustment within the sixty (60) days period shall be deemed to establish the correctness and preclude the filing of exceptions thereto or making of claims for adjustment thereon.

7.

WORK COMMITMENT

7.1

Work Commitment.   TRC agrees to incur a minimum of Ten Thousand Dollars ($10,000) of Exploration Expenditures (defined in Section 7.2) on or for the benefit of the Property during the first Lease Year (defined in Section 5.1), and for each  Lease Year thereafter until such time as Minerals are being mined from the Property in commercial quantities.  All Exploration Expenditures in excess of the required annual amounts may be carried forward and credited toward the subsequent Lease Year’s work commitment, and all expenditures may be made on or for the benefit of the Property.  At Owner’s request, TRC shall produce an accounting of monies spent on the Property for exploration work and included in Exploration Expenditures.

7.2

Exploration Expenditures.  For the purposes of this Agreement, “Exploration Expenditures” shall mean and include all direct and indirect costs incurred on or for the benefit of the Property and for Exploration and Prospecting and for payments authorized, expressly or implicitly, pursuant to this Agreement, including, without limitation, the following:  (a) costs of surveying (including, without limitation, geophysical, geochemical and geomagnetic surveys), mapping, exploration, prospecting, sampling, bulk sampling, drilling, and trenching; (b) costs of operations and payments in connection with obtaining or maintaining exploration or similar or related permits, licenses, approvals, consents or authorizations; (c) costs of  conducting required environmental, wildlife or similar, related or associated studies, reports, analyses or documents; (d) costs of any filing, recording, or other fees paid to perfect or maintain the Property; and (e) all other costs incurred in the conduct of other activities that are incidental to, in furtherance of, in preparation for or associated with any or all of the foregoing; provided, however, that the term “Exploration Expenditures” shall not include off-site office or overhead charges.

7.3

Payment in Lieu.  In the event that TRC fails to perform the minimum work requirement for any particular Lease Year, TRC may elect, at its sole discretion, to pay Owner the difference between the annual work commitment as set forth in Section 7.1 for the Lease Year in question and the value of the work actually performed during that Lease Year (together with any applicable credit for excess work performed during any previous Lease Year) and, upon such payment, TRC shall be deemed to have satisfied in full the minimum work requirement for that lease year.   In the event TRC fails to perform the minimum work requirements for any particular Lease Year and elects not to make the payment described in the immediately preceding sentence, and subject to TRC’s right to contest the default under Section 13.2, Owner may declare this Agreement terminated by providing written notice thereof to TRC within sixty (60) days after expiration of the Lease Year in question.  If TRC does not timely contest the default or, having timely contested the default, is found by the arbitrators under Section 14 to be in default, Owner’s right of termination shall be the sole remedy and relief available to Owner, and TRC shall not otherwise be liable or responsible for its failure to perform the minimum work requirement.

8.

OPERATIONS AND RELATED RIGHTS AND OBLIGATIONS

8.1

Conduct of Operations.  TRC shall conduct its operations hereunder in a good and miner-like manner, and shall endeavor in good faith to comply with all applicable laws, rules and regulations. Nothing contained herein shall be construed, and no covenants shall be implied, to require TRC to open or develop any mine or mines on the Property or to perform any exploration, development, or other work thereon at any time that TRC in its discretion determines not to conduct such activities, so long as TRC complies with the express requirements of this Agreement. Whether or not any such exploration, development, mining or other activities shall at any time (whether during the Initial Term or the Renewal Term of this Agreement) be conducted and the location, manner, method, extent, rate and timing of such activities shall be determined within the sole and absolute discretion of TRC.  Whenever TRC deems it necessary or advisable, it may discontinue or resume exploration, or development, from time to time during the term hereof.

8.2

Protection from Liens.  TRC agrees to pay all expenses incurred by it in its operations hereunder and to permit no liens arising from any act of TRC to remain upon the Property, and to indemnify Owner against any claims, demands or liabilities to third persons resulting from TRC’s operations on the Property.

8.3

Taxes.  From and after the Effective Date, TRC shall be responsible for the payment of all ad valorem and real property taxes and assessments on the Property, and TRC shall be responsible for payment of all taxes levied upon any improvements, or personal or corporate property placed thereon by TRC.  TRC also shall be responsible for payment of all taxes levied on ores, metals, Minerals, or Mineral products mined or produced within the exterior boundary of the Property, including without limitation, all severance and net proceeds of mine taxes, provided that the same may be deductible from Net Smelter Returns as provided in Section 6 of this Agreement.  Nothing contained herein, however, shall require TRC to pay all or any portion of any state, federal or local income or business entity tax or assessment that may be imposed upon Owner or to pay any taxes assessments or fees under this Section 8.3 that are allocable to portions of any year in which this Agreement is not in force.  Owner shall promptly furnish to TRC all bills, demands, notices or statements received by Owner that relate to any tax, assessment or fee described in this Section 8.3 for which TRC is responsible.

8.4

Commingling.  TRC shall have the right of mixing or commingling, at any location and either underground, or at the surface, any ores, metals, minerals or mineral products from the Property and other properties, provided that TRC shall determine the weight or volume of, sample, and analyze all such ores, metals, minerals or mineral products before the same are so mixed, or commingled.  The weight or volume, and the analysis so derived, shall be used as the basis of allocation of Net Smelter Return production royalties payable to Owner under this Agreement in the event of a sale by TRC of Minerals so mixed or commingled.

8.5

Cross-Mining Rights and Vertical Boundaries.  TRC shall have cross-mining rights involving ores and minerals, waste materials, water, ventilation, mining machinery, mining equipment, and mining supplies as may be necessary, useful or convenient from time to time in the conduct of mining operations in, upon, or under the Property or in, upon, or under other properties owned or controlled by TRC in the area.  Owner and TRC agree that vertical boundaries shall be applicable in determining ownership of Minerals and other materials from the Property.

8.6

Permits and Approvals. Owner understands that TRC may make efforts to obtain permits, licenses, rights, approvals or authorizations from governmental or private persons or entities in connection with the exercise by TRC of its rights under this Agreement. Upon request by TRC, Owner shall assist and cooperate fully with TRC in any such endeavors, including without limitation by the execution of pertinent documents.

8.7

Indemnities.  TRC shall indemnify and hold harmless Owner from and against any and all damage, liability, obligation, claim, demand, judgment, action, cost, loss and expense (including without limitation reasonable attorneys’ fees) (collectively, “Claims”) arising as a result of TRC’s operations on the Property pursuant to this Agreement; however, TRC shall have no liability for and no obligation to indemnify or hold harmless Owner from and against Claims arising from or relating to any adverse environmental conditions on the Property as of the Effective Date.  Owner shall indemnify and hold harmless TRC from and against any and all Claims arising from or relating to: (a) the breach by Owner of any of its representations and warranties as set forth in Section 2.1, (b) the conduct of operations on the Property by Owner prior to the Effective Date; and (c) any adverse environmental conditions on the Property as of the Effective Date.

9.

ACCESS AND INSPECTION

Owner or its duly authorized representatives shall be permitted to enter on the Property and the workings thereon of TRC at all reasonable times for the purpose of inspection, but in such a manner as not to unreasonably hinder the operations of TRC.  Owner shall indemnify and hold harmless TRC from and against all claims, demands and liabilities arising from or relating to such entry or inspection, except to the extent caused by TRC’s gross negligence or willful misconduct.

10.

DELIVERY OF DATA AND CONFIDENTIALITY

10.1

Data.   TRC shall furnish to Owner, on or before the 30th day after the end of each Lease Year, an annual report that summarizes the previous Lease Year’s work.  Within thirty (30) days after termination of this Agreement by TRC, TRC shall furnish Owner a report summarizing any scientific or technical data that were generated by TRC’s operations on the Property but were not covered in the last annual report. Within sixty (60) days following termination of this Agreement by TRC or Owner, TRC shall furnish Owner the following:  (i) copies of all basic maps, drill and lithology logs, and other factual data and factual material pertaining to the Property prepared by TRC in connection with operations under this Agreement. Notwithstanding the foregoing, it is understood and agreed that:  (1) TRC shall be under no obligation whatsoever to provide Owner with any interpretive or financial information or any information regarding proprietary techniques or processes; (2) Owner shall rely and act on all information provided by TRC at Owner’s sole risk; and (3) TRC shall have no liability on account of any such information received or acted on by Owner.  TRC agrees that as to any core or drill cuttings from the Property included under this Agreement retained by TRC after termination of this Agreement, it shall allow Owner or its agent to examine such core or cuttings at the place of storage, and TRC agrees that it shall notify Owner if TRC chooses to discard any core or cuttings, whereupon Owner shall have thirty (30) days within which to remove, at Owner’s cost, such core or cuttings as it chooses to remove.  TRC shall not be liable for the loss or destruction of core or cuttings not removed within the said thirty (30) day period.

10.2

Confidentiality.  Owner agrees that, during the term of this Agreement, it shall treat all reports and other information (“Data”) related to or acquired under this Agreement, including without limitation any interpretative, proprietary or financial information, as confidential and shall not give, disclose or make available any such information to any third party or to the public without the prior written consent of TRC, except and to the extent required by applicable law or the rules of any stock exchange.  If practicable, Owner shall provide prior notice to TRC and the opportunity to consent (which consent shall not unreasonably be denied) to both the form and content of any press release, statement or other disclosure, of any type whatsoever, pertaining to the Property, the Data, this Agreement or Lessee’s operations hereunder that Owner is required by applicable law or the rules of any stock exchange to disclose.

11.

TITLE

11.1

Provision of Information.  Upon request by TRC, Owner shall promptly furnish to TRC copies of all information in its possession or under its control relating to title to or description of the Property, including without limitation copies of all abstracts and certificates of title, title insurance policies, commitments for title insurance, title reports, memoranda or opinions of counsel, prior deeds, contracts, maps, surveys and documents filed with any local, state or federal governmental agency. TRC shall reimburse Owner for the costs of such copies. Upon execution of this Agreement, Owner shall provide to TRC any and all information in its possession or under its control regarding any existing or past industrial, milling, manufacturing, waste storage, exploration, development, mining, processing or beneficiating use of the Property. Pursuant to this Section 11.1, Owner shall only be obligated to provide to TRC information that is in its possession or under its control, and Owner shall not be obligated to obtain or provide any other information or documents.

11.2

Title Defects and Cure.  If --  (1) in the opinion of TRC’s counsel, Owner’s title is defective or less than as represented in Section 2 or (2) Owner’s title is contested or questioned by any person, entity, or governmental agency -- and if Owner is unable or unwilling to promptly correct the defects or alleged defects in title, TRC may attempt, with all reasonable dispatch, to perfect, defend, or initiate litigation to protect Owner’s title.  In that event, Owner shall execute all documents and shall take such other actions as are reasonably necessary to assist TRC in its efforts to perfect, defend, or protect Owner’s title.  If title is less than as represented in Section 2.1, then (and only then) the costs and expenses of perfecting, defending, or correcting title (including, but without being limited to, the cost of attorney’s fees and the cost of releasing or satisfying any mortgages, liens, and encumbrances), shall be a credit against payments thereafter to be made to Owner under the provisions of Section 5 and 6 unless the encumbrance or dispute arises from TRC’s failure to perform obligations hereunder (in which case such costs shall be borne by TRC).  TRC at any time may withdraw from or discontinue any action, activity or application undertaken or initiated by it pursuant to this Section. TRC shall not be liable to Owner in any way if Owner is unsuccessful in, withdraws from or discontinues any such action.

11.3

Lesser Interest.   If the rights and title granted hereunder are less than the rights and full undivided title to the Property as represented in Section 2, then (1) all payments to be made to the Owner hereunder shall be reduced to the same proportion thereof as the undivided rights and title granted hereunder; and (2) TRC shall be entitled to offset, against subsequent advance minimum royalties and Net Smelter Return royalties payable to Owner under this Agreement, the amount of all payments made to Owner in excess of Owner’s proper proportionate share prior to such time as it is determined that Owner owns less than the full undivided title to the Property.

11.4

No Limitation.  Nothing herein contained and no notice or action that may be taken under this Section 11 shall limit or detract from TRC’s right to terminate this Agreement at any time.

11.5

Third Party Claims.   In the event that any person or entity (other than Owner) claims or asserts or appears to hold any right, title or interest whatsoever in or to the Property (including without limitation the Minerals in, on or under the Property), production therefrom or this Agreement, then the following shall apply: (i) TRC may deposit in a special escrow account any payments (including advance minimum and production royalty) otherwise due Owner; (ii) the sum deposited shall remain in the special escrow account until the claim or controversy is resolved or until there has been a final determination by a court or administrative body of competent jurisdiction and all appeals have been exhausted or periods of appeal have expired; and (iii) TRC shall have the right to deduct from any advance minimum royalty and Royalty Payments to Owner any amounts that TRC is required to pay to such third parties or that TRC reasonably elects to pay such third parties in satisfaction of their claims.

11.6

Additional and After-Acquired Title. If Owner now owns or subsequently acquires any further right, title or interest in or to the Property, Owner shall promptly provide TRC with written notice thereof, and such right, title and interest shall, without payment of additional consideration, become part of the Property subject to all of the terms and conditions of this Memorandum and of the Agreement.

12.

FORCE MAJEURE

TRC shall be excused from the performance of its obligations of every kind under this Agreement during such period or periods as performance may be rendered impossible by force majeure, with the exception of the making of any payments due as provided in Sections 5, 6 and Section 8.  The time for performance of any obligation shall be extended for a period of time during which such performance was excused by reason of such force majeure. In addition, the Renewal Term shall be extended for all periods of force majeure. Force majeure shall mean and include, without limitation, war or war conditions, fire or acts of nature, strikes or other labor controversies, accident, riots or civil commotion, casualty, government regulation or interference, inability to obtain labor, material, or equipment on the open market, delay in transportation, plant breakdown, or any other cause not reasonably within the control of TRC and which, by the exercise of such due diligence as is commercially reasonable, TRC is unable, wholly or in part, to prevent or overcome.  Notwithstanding the foregoing, TRC shall not be required to settle any strikes or labor disputes.

13.

TERMINATION

13.1.

By TRC.  TRC shall have the right to terminate this Agreement at any time by giving Owner written notice of TRC's election to so terminate.  Any such notice of termination by TRC shall be accompanied by a quitclaim deed conveying to Owner all of TRC’s right, title and interest in and to the Property.  Upon the giving of such notice, this Agreement shall automatically terminate without further action of the parties, and TRC shall have no further rights or obligations hereunder other than such as have accrued prior to the date of such termination and those specified in Section 13.3.

 13.2

Default/Termination by Owner.  If TRC shall be in default in making any payment or performing any other obligation herein, Owner may give written notice to TRC of such default, setting forth in such notice the nature and details of such default.  TRC shall have thirty (30) days after receiving a notice of default to remedy a default in payment, and forty-five (45) days after receiving a notice of default with respect to any other default in which to commence to cure such default and thereafter to diligently prosecute such cure until completion.    If TRC fails to cure or commence to cure the default within the times specified, or if TRC fails to contest such default by written notice to Owner within thirty (30) days after receiving a notice of default from Owner, Owner may terminate this Agreement by written notice to TRC.  If TRC contests the existence of a default, the Parties shall submit the matter to arbitration in accordance with Section 14 of this Agreement.  If TRC disputes the default and the matter is submitted to arbitration, this Agreement and all rights granted to TRC under this Agreement shall not be terminated in whole or in part by Owner unless the arbitrators determine that TRC is in default and thereafter TRC fails to cure the default within the period specified in the arbitral decision or sixty (60) days after such default has been confirmed in arbitration, whichever is longer.

13.3

Removal of Equipment/ Reclamation.  Following a termination of this Agreement pursuant to Section 3, 13.1. or 13.2., TRC shall have no further rights or obligations hereunder other than such as have accrued prior to the date of such termination, except as provided in this Section 13.3. TRC shall have one hundred and eighty (180) days from the termination of the Agreement to remove all structures, machinery, equipment, and other property of every description placed upon the Property, provided that TRC shall not remove any underground ladders or timbers or stulls required for support of mine openings.  All drill sites, roads and excavations made by TRC shall be reclaimed according to prevailing state and federal regulations; provided, however, that drill, mining, and other roads, sites, and excavations, made by TRC, need not be restored or filled, but shall be left in safe condition, provided that said safe condition shall be in full and complete accordance and compliance with all federal, state, county, and local regulations and ordinances pertaining to reclamation and the environment.  TRC’s obligations to perform reclamation work or comply with environmental regulations required as a result of its activities on the Property shall survive termination of this Agreement.

13.4

Survival.  Owner’s representations and warranties under Section 2, TRC’s rights under Section 13.3, the indemnities under Section 8.7, and such other provisions of this Agreement as may be necessary to effectuate the intention of the Parties as expressed in this Agreement shall survive termination of this Agreement pursuant to Section 3, 13.1 or 13.2.

14.

ARBITRATION

Any controversy or claim arising out of, or in relation to, this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA) and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  The arbitrator(s) shall identify the prevailing party and shall award to the prevailing party its legal fees and other costs incurred in resolving the claim or dispute.  Any related hearing or other proceeding shall be held in Spokane, Washington.  The arbitrator(s) shall either be as mutually agreed by the Parties within thirty (30) days after written notice from either Party requesting arbitration, or failing agreement, shall be selected under the expedited AAA Rules provided, that the arbitrators so selected shall be knowledgeable with respect to the mining industry.

15.

NOTICES AND PAYMENTS

15.1

Notices.  Any notice required to be given to TRC hereunder shall be delivered personally or given by registered or certified mail, return receipt requested, addressed as follows:

Timberline Resources Corporation

P.O. Box 5034

Spokane, Washington 99205

and any notice given to Owner shall be delivered personally or given by registered or certified mail as follows:

Snowshoe Mining Company

504 Bank Street

Wallace, Idaho 83873

or to such other addresses as hereafter shall be forwarded in writing by either party from time to time.

Except as otherwise provided herein, service or notice or delivery of information shall be effective and complete upon personal delivery or upon the deposit thereof in the United States mail with postage prepaid and addressed as aforesaid.

15.2

Payments.  Owner, for itself and its heirs, executors, administrators, successors and assigns, agrees that there shall at all times be kept in force with TRC a designation, in writing and duly acknowledged, of the name and address of one agent to receive all payments due hereunder and to acknowledge receipt of same.  TRC may require reasonable evidence that any such designation is duly executed and acknowledged by and delivered on behalf of all the then Owners.  TRC shall not be obliged to deliver more than one check for each payment that becomes due under this Agreement except to replace a check lost or destroyed.  Until the agent designated to receive payments on behalf of Owner is changed as herein provided, TRC shall discharge its obligations to make payments hereunder by tending payment to the agent last duly designated hereunder by Owner.

16.

MEMORANDUM; GOVERNING LAW; CONSTRUCTION

The Parties shall execute and record a Memorandum of this Agreement in the real property records of Shoshone County, Idaho.  In the event of any conflict or inconsistency between this Agreement and the Memorandum, this Agreement shall control. This Agreement shall be governed by the laws of the State of Idaho, and by the rules and regulations of the United States of America applicable to the location and possession of, and title to, the mining claims subject hereto.  The headings used in this Agreement are for convenience only and shall be disregarded in construing this Agreement.

17.

WHOLE AGREEMENT; ASSIGNMENT AND TRANSFER; BINDING EFFECT

This Agreement and the Exhibits attached hereto set forth the entire, complete and final agreement between the Parties with respect to the subject matter hereof and supersede all prior negotiations and agreements between the Parties with respect to the subject matter of this Agreement, including but not limited to the Letter of Intent.  No modification or alteration of this Agreement shall be effective unless reduced to writing and executed by the Parties.  The Exhibits attached hereto are fully incorporated as if set forth herein.

This Agreement and the terms and the conditions hereof shall be freely assignable and shall be binding upon and extend to the successors, heirs, and assigns of the Parties; provided, however, that no transfer, assignment, or division of the royalties or monies payable or the rights hereunder, however accomplished, shall operate to enlarge the obligations or diminish the rights of the Parties.

All covenants, conditions and terms of this Agreement shall be deemed to run with the land and shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, personal representatives and assigns.

18.

LEGAL ADVICE

Owner expressly acknowledges that it has sought (or has had the opportunity to seek) the advice of Owner’s own legal counsel to assist Owner in negotiating and reviewing this Agreement. Owner expressly acknowledges that Owner is not relying on any oral or written statement (not expressly set forth in this Agreement) made by TRC, its officers, employees or agents regarding any matters pertaining to this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed to be effective as of the date first above set forth.

OWNER:

SNOWSHOE MINING COMPANY,
an Idaho corporation

By: Marilyn White, President
Marilyn White, President

TRC:

TIMBERLINE RESOURCES CORPORATION,
an Idaho corporation

By: Stephen Goss
Stephen Goss, President

STATE OF IDAHO

COUNTY OF Shoshone

On this, the 11th day of May, 2005 before me, the undersigned Notary Public, personally appeared Marilyn White, known to me to be President of Snowshoe Mining Company, and the person whose name is subscribed to the within instrument, and acknowledged that she executed the same for the purposes therein contained.

IN WITNESS THEREOF; I have hereunto set my hand and official seal.

My Commission Expires: 09/05/09

Patti W. Kromer
Notary Public
Osburn, Idaho

PATTI W. KROMER
NOTARY PUBLIC
STATE OF IDAHO

17

EXHIBIT "A"

To Mineral Lease Agreement Between

Snowshoe Mining Company and

Timberline Resources Corporation

Patented Lode Mining Claims (the “Property”)

Sections 19 and 30, Township 48 North, Range 6 East, B.M.

Mineral Survey Number 2224

Shoshone County, Idaho

Claim Name

Copper Enterprise

1901

Snowshoe

Snowshoe Fraction

Medium

Lost Dog

EXHIBIT "B"

To Mineral Lease Agreement Between

Snowshoe Mining Company and

Timberline Resources Corporation

See attached map.

R. 6 E.
T. 48 N.
0 250 500
Scale : 1"=500'
LOST DOG
MS 2224
COPPER ENTERPRISE
MS 2224
1901
MS 2224
MEDIUM
MS 2224
ROCK SLIDE
MS 2224
SNOW SHOE
MS 2224
300'
976'
300'
MEDIUM FRACTION
MS 2224
SNOW SHOE FRACTION
MS 2224
19 20
30 29
Deeded to David C. Smith Estate, 1907
Insta 23704 Book 41 Page 93
(all rights) 9.878 acres.

EXHIBIT B

TO MINERAL LEASE AGREEMENT
TIMBERLINE RESOURCES CORPORATION
AND
SNOW SHOE MINING COMPANY

APRIL 25, 2005